Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 24, 2013

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION POSTS $1,147,000 LOSS

FOR THE SECOND QUARTER 2013 DUE TO $3,538,000 LOSS PROVISION

BILOXI, MS (July 24, 2013)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a loss of $1,147,000 for the second quarter of 2013, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

During the second quarter of 2013, the Company provided $3,538,000 for its allowance for loan losses. Of this total amount, $3,000,000 related to a single, out of area residential development loan with a balance of $15,318,000 at June 30, 2013. Although the loan has been on nonaccrual for some time, specific conditions now exist which led to this significant provision.

Losses per weighted average common share for the second quarter of 2013 were $.23 compared to earnings of $.11 per weighted average common share in the second quarter of 2012. Losses and earnings per share figures are based on weighted average common shares outstanding of 5,134,620 and 5,136,918, respectively, for the three-month periods ended June 30, 2013 and June 30, 2012.

For the first half of 2013, the Company recorded a net loss of $541,000 compared to net income of $1,067,000 for the same period in 2012. As a result of this net loss, the Company will not pay its usual semi-annual dividend at this time.

“This loan loss provision is extremely painful but ultimately became necessary in our ongoing process of aggressively cleansing our balance sheet,” said Swetman. “Our bank’s core operations continue to be profitable, and recognizing this provision now is beneficial to the Company in the long run,” he added.

Nonaccruing loans decreased in second quarter 2013 by 10% compared to the same quarter last year. Allowance for loan losses at the end of the most current quarter now stands at $12,150,000, representing 3.01% of total loans, and almost twice the amount set aside at the same time last year.

The bank’s primary capital ratio stood at 14.20% at the end of the second quarter of 2013, compared to 14.05% at the end of the same period in 2012.

Founded in 1896, with $799 million in assets as of June 30, 2013, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net interest income	$5,352	$5,697	$10,799	$11,286
Provision for loan losses	3,538	1,290	4,077	1,830
Non-interest income	2,411	2,898	4,532	5,016
Non-interest expense	6,214	6,800	12,626	13,552
Income taxes	(842)	(57)	(831)	(147)
Net income	(1,147)	562	(541)	1,067
Earnings per share	(.23)	.11	(.11)	.21

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Allowance for loan losses, beginning of period	$8,835	$8,048	$8,857	$8,136
Recoveries	112	13	148	70
Charge-offs	(335)	(2,608)	(932)	(3,293)
Provision for loan losses	3,538	1,290	4,077	1,830

Allowance for loan losses, end of period	$12,150	$6,743	$12,150	$6,743

ASSET QUALITY

	June 30,
	2013	2012
Allowance for loan losses as a percentage of loans	3.01%	1.58%
Loans past due 90 days and still accruing	$1,713	$67
Nonaccrual loans	49,668	54,968

PERFORMANCE RATIOS (annualized)

	June 30,
	2013	2012
Return on average assets	(.13%)	.26%
Return on average equity	(1.01%)	1.94%
Net interest margin	2.96%	3.04%
Efficiency ratio	112%	94%
Primary capital	14.20%	14.05%

BALANCE SHEET SUMMARY

	June 30,
	2013	2012
Total assets	$799,084	$852,608
Securities	295,930	340,150
Loans	403,098	427,591
Other real estate	6,825	7,523
Total deposits	480,604	481,569
Total federal funds purchased	191,371	161,988
Shareholders’ equity	103,233	110,728
Book value per share	20.13	21.56
Weighted average shares	5,134,620	5,136,918